EXHIBIT 4.40

HARRAH’S OPERATING COMPANY, INC.

as Issuer

HARRAH’S ENTERTAINMENT, INC.

as Parent Guarantor

AND

U.S. BANK NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 18, 2009

to

Indenture

Dated as of April 15, 2009

10.00% Second-Priority Senior Secured Notes due 2018

THIS FIRST SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”), dated as of May 18, 2009, is by and among Harrah’s Operating Company, Inc., a Delaware corporation (the “Company”), Harrah’s Entertainment, Inc., a Delaware corporation (the “Parent Guarantor”), and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, reference is made to that certain indenture, dated as of April 15, 2009, between the Company, the Parent Guarantor and the Trustee (the “Original Indenture,” and as further amended and supplemented hereby, the “Indenture”), with respect to the Company’s 10.00% Second-Priority Senior Secured Notes due 2018 (collectively, the “Notes”);

WHEREAS, in accordance with Section 9.01 of the Original Indenture, the Company and the Trustee may amend the Original Indenture without the consent of holders of Notes to make any change that does not adversely affect the rights of any holder;

WHEREAS, the Parent Guarantor and the Company desire to amend the Original Indenture in accordance with Section 9.01 of the Original Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Original Indenture effectively amending the Original Indenture as set forth herein have been duly taken.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent Guarantor and the Trustee mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture. Unless the context otherwise requires, all references to the Indenture shall mean the Indenture as supplemented hereby.

ARTICLE II

AMENDMENTS

Section 2.1 Amendments to the Original Indenture.

(a) Section 2.1(c) of Appendix A to the Original Indenture is hereby amended and restated in its entirety as follows.

“(c) Temporary Global Notes. In addition to the requirements for Global Notes set forth in Section 2.1(b) above, Notes initially issued in the form of Temporary Global Notes shall bear the Temporary Global Notes Legend and shall be subject to the additional transfer restrictions set forth therein and as set forth below under Section 2.2.

Upon the completion or cancellation of the Hamlet Tender Offer, beneficial interests in the Temporary Global Notes shall be exchanged for beneficial interests in Permanent Global Notes. In order to effect such exchange, the Issuer shall provide written notice to the Trustee instructing the Trustee to (i) direct the Depositary to transfer the specified amount of the outstanding beneficial interests in each Temporary Rule 144A Global Note and Temporary Regulation S Global Note to a corresponding Permanent Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, and provide the Depositary with all such information as is necessary for the Depositary to appropriately credit and debit the relevant holder accounts and (ii) provide prior written notice to all holders of such exchange, which notice must include the date such exchange is proposed to occur, the CUSIP numbers of the relevant Temporary Global Notes and the CUSIP numbers of the relevant Permanent Global Notes into which such holders’ beneficial interests shall be exchanged. Upon such exchange of beneficial interests pursuant to this Section 2.1(c), the Registrar shall reflect on its books and records the date of such transfer and a decrease and increase, respectively, in the principal amount of the applicable Temporary Global Notes and Permanent Global Notes, respectively, equal to the principal amount of beneficial interests so transferred. Following any such transfer pursuant to this Section 2.1(c) of all of the beneficial interests in a Temporary Global Note, such Temporary Global Note shall be canceled.”

(b) Section 2.2(a) of Appendix A to the Original Indenture is hereby amended and restated in its entirety as follows:

“(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuer for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.10 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).”

(c) Section 2.2(a)(i) of Appendix A to the Original Indenture is hereby amended and restated in its entirety as follows:

“(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that (A) prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person and (B) transfers of beneficial interests in a Temporary Global Note may not be made to any person other than the offerors in the Hamlet Tender Offer. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).”

(d) Section 2.2(f) of Appendix A to the Original Indenture is hereby amended and restated in its entirety as follows:

“(f) [Reserved.]”

(e) Section 2.2(g) of Appendix A to the Original Indenture is hereby amended and restated in its entirety as follows:

“(g) [Reserved.]”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Indenture. Except as amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Original Indenture shall be bound by the Indenture as amended hereby. Subject to Section 9.03 and 13.01 of the Indenture, in the case of conflict between the Original Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.4 Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.5 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.6 Governing Law. This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regards to principles of conflicts of law. Each of the parties hereto agrees to submit jurisdiction to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, or relating to, this Supplemental Indenture.

Section 3.7 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.8 Successors. All agreements of the Company, the Parent Guarantor and the Trustee in this Supplemental Indenture shall bind their respective successors.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

HARRAH’S OPERATING COMPANY, INC.

By:	/s/ JONATHAN S. HALKYARD
Name:	Jonathan S. Halkyard
Title:	Senior Vice President, Chief Financial Officer and Treasurer

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ JONATHAN S. HALKYARD
Name:	Jonathan S. Halkyard
Title:	Senior Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ RAYMOND S. HAVERSTOCK
Name:	Raymond S. Haverstock
Title:	Vice President